Exhibit 10(o)

SALE PARTICIPATION AGREEMENT

Thomas Baker

April 4, 2008

To:	The Person whose name is

set forth on the signature page hereof

Dear Sir or Madam:

Concurrently with entering into this letter agreement, you are entering into a Stockholder Agreement with Energy Future Holdings Corp., a Texas corporation formerly known as “TXU Corp.” (the “Company”) and Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”) (the “Stockholder Agreement”) relating to (i) your receipt and/or acquisition of common stock, no par value, of the Company (“Common Stock”), including, without limitation, restricted shares of Common Stock subject to forfeiture and any Common Stock hereafter acquired upon the exercise of Options (as defined below) or subsequently issued to or acquired by any Stockholder Entity and/or, if applicable, (ii) the grant by the Company to you of new options (the “Options”) to purchase shares of Common Stock. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Stockholder Agreement.

Parent hereby agrees with you as follows:

1. (a) In the event that at any time on or after the date hereof Parent proposes to sell directly for cash or any other consideration any shares of Common Stock owned by Parent in any transaction other than a Public Offering or a sale, directly or indirectly, to an Affiliate of Parent, then, unless Parent is entitled to and does exercise the drag-along rights pursuant to Paragraph 7 below and a Drag Transaction (as defined below) is consummated, Parent will notify you or your Stockholder’s Estate or Stockholder’s Trust (collectively with you, the “Stockholder Entities”), as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) specifying the principal terms and conditions of the Proposed Sale (the “Material Terms”) including (i) the number of shares of Common Stock proposed to be included in the Proposed Sale, (ii) the percentage of the outstanding Common Stock at the time the Notice is given that is represented by the number of shares of Common Stock proposed to be included in the Proposed Sale, (iii) the price per share of Common Stock subject to the Proposed Sale, including a description of any pricing formulae and of any non-cash consideration sufficiently detailed to permit the valuation thereof, (iv) the Tag Along Sale Percentage (as defined below) of Parent and (v) the name and address of the Person to whom the Common Stock is proposed to be sold.

(b) If, within 10 Business Days after the delivery of Notice under Section 1(a), Parent receives from a Stockholder Entity a written request (a “Request”) to include Common Stock held by such Stockholder Entity in the Proposed Sale (which Request shall be irrevocable except (i) as set forth in clauses (c) and (d) of this Paragraph 1 below or (ii) if otherwise mutually agreed to in writing by the Stockholder Entity and Parent), the Common Stock held by such Stockholder Entities plus all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale (not in any event to exceed the Tag Along Sale Percentage of Parent multiplied by the total number of shares of Common Stock held by the Stockholder Entities in the aggregate, including all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale) will be so included as provided herein. Promptly after the execution of the definitive sale agreement, if any, for such Proposed Sale (the “Sale Agreement”), Parent will furnish each Stockholder Entity with a copy of the Sale Agreement, if any. For purposes of this Agreement, the “Tag Along Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of shares of Common Stock, as applicable, to be purchased from Parent by the total number of shares of Common Stock, as applicable, owned directly by Parent.

(c) Notwithstanding anything to the contrary contained in this Agreement, if any of the economic terms of the Proposed Sale change, including without limitation if the per share price will be materially less than the per share price disclosed in the Notice, or any of the other principal terms or conditions will be materially less favorable to the selling Stockholder Entities than those described in the Notice, Parent will provide written notice thereof to each Stockholder Entity who has made a Request and each such Stockholder Entity will then be given an opportunity to withdraw the offer contained in such holder’s Request (by providing prompt (and in any event within five (5) Business Days prior to such closing or, if the proposed closing with respect to the Proposed Sale is to occur within five (5) Business Days or less, within three (3) Business Days prior to such closing) written notice of such withdrawal to Parent), whereupon such withdrawing Stockholder Entity will be released from all obligations thereunder.

(d) If Parent does not complete the Proposed Sale by the end of the 120th day following the date of the effectiveness of the Notice, each selling Stockholder Entity may elect on or prior to such date to be released on and after such date from all obligations under the applicable Request by notifying Parent in writing of its desire to so withdraw. Upon receipt of that withdrawal notice, the Notice of the relevant Stockholder Entity shall be null and void, and it will then be necessary for a separate Notice to be furnished, and the terms and provisions of clauses (a) and (b) of this Paragraph 1 separately complied with, in order to consummate such Proposed Sale pursuant to this Paragraph 1, unless the failure to complete such Proposed Sale resulted from any failure by any selling Stockholder Entity to comply with the terms of this Paragraph 1.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 1, Parent may, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon the Proposed Sale and the terms and conditions thereof. None of the Company, Parent nor any of their respective Affiliates shall have any liability to any Stockholder Entity arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Proposed Sale.

2. (a) The number of shares of Common Stock that the Stockholder Entities will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (i) the number of shares of Common Stock that the Stockholder Entities have offered to sell in the Proposed Sale as set forth in the Request and (ii) the product of (A) the aggregate number of shares of Common Stock to be included in the Proposed Sale multiplied by (B) a fraction the numerator of which is the number of shares of Common Stock owned by the Stockholder Entities plus all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale and the denominator of which is the total number of shares of Common Stock owned by the Stockholder Entities and all other Persons participating in such sale as tag-along sellers pursuant to Other Stockholders Agreements (all such other participants, the “Tag Along Sellers”) plus the total number of shares of Common Stock which you and such Tag Along Sellers are then entitled to acquire under any unexercised portion of Options, to the extent such Options are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, plus all shares of Common Stock owned by Parent. Each Tag Along Seller shall be permitted to conditionally exercise Options that are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale such that if the Proposed Sale in not consummated, such exercise shall be void and such Options shall remain exercisable on the same terms and conditions as prior to such conditional exercise.

(b) If one or more Tag Along Sellers elect not to include the maximum number of shares of Common Stock which such Tag Along Seller would have been permitted to include in a Proposed Sale pursuant to Paragraph 2(a) (such non-included shares, the “Eligible Shares”), then the Stockholder Entities and each of the remaining Tag Along Sellers, or any of them, will have the right to sell in the Proposed Sale a number of additional shares of Common Stock equal to each such Person’s pro rata portion of the number of Eligible Shares, based on the relative number of shares of Common Stock then held by the Stockholder Entities and each such Tag Along Seller plus all shares of Common Stock which you and such Tag Along Seller are then entitled to acquire under any unexercised portion of the Option, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale. Such additional shares of Common Stock which the Stockholder Entities and such Tag Along Seller propose to sell shall not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which the Stockholder Entities will be permitted to include in a Proposed Sale. Notwithstanding any of the foregoing, Parent will have the right to sell in the Proposed Sale additional shares of Common Stock owned by it equal to the number, if any, of the total remaining Eligible Shares, which will not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which the Stockholder Entities will be permitted to include in a Proposed Sale.

3. Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which Parent proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and customary representations and warranties as to, information reasonably requested by Parent covering matters regarding the Stockholder Entities’ ownership of shares; and the provision of requisite indemnification; provided that any indemnification provided by the Stockholder Entities shall be a several and not joint obligation and pro rata in proportion with the number of shares of Common Stock to be sold; provided, further, that no Stockholder Entity shall be required to indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received by such Stockholder Entity in such Proposed Sale. Notwithstanding anything to the contrary in the foregoing, if the consideration payable for shares of Common Stock is securities and the acquisition of such securities by a Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

4. Upon delivering a Request, the Stockholder Entities will, if requested by Parent, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Parent with respect to the shares of Common Stock which are to be sold by the Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will contain customary provisions and will provide, among other things, that the Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (if such shares are certificated) representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Stockholder Entities’ behalf with respect to the matters specified therein.

5. Your right pursuant hereto to participate in a Proposed Sale shall be contingent on your material compliance with each of the provisions hereof and your willingness to execute such documents in connection therewith as may be reasonably requested by Parent.

6. If the consideration to be paid in exchange for shares of Common Stock in a Proposed Sale pursuant to Paragraph 1 includes any securities, and the receipt thereof by Parent and a Shareholder Entity would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any selling Shareholder Entity of any information regarding the Company, its subsidiaries, such securities or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, Parent and such Shareholder Entity shall not, subject to the following sentence, have the right to sell shares of Common Stock in such Proposed Sale. In such event, Parent shall have the right to cause to be paid to such selling Shareholder Entity in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such selling Shareholder Entity to the prospective buyer in the Proposed Sale, an amount in cash equal to the Fair Market Value of such shares of Common Stock as of the date such securities would have been issued in exchange for such shares of Common Stock.

7. (a) If Parent proposes to transfer, directly or indirectly (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of shares of Common Stock equal to 50% or more of the outstanding Common Stock (such Person, the “Drag-Along Purchaser”), then if requested by Parent, each Stockholder Entity shall be required to sell a number of shares of Common Stock equal to the aggregate number of shares of Common Stock held by the Stockholder Entities (which shares of Common Stock shall hereafter be deemed to include shares of Common Stock underlying Options that are then exercisable or would become exercisable as a result of the consummation of the Drag Transaction (as defined below)) multiplied by the Tag Along Sale Percentage (such transaction, a “Drag Transaction”).

(b) Shares of Common Stock held by the Stockholder Entities included in a Drag Transaction will be included in any agreements with the Drag-Along Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock, which the Drag-Along Purchaser proposes to purchase in the Drag Transaction. Such terms and conditions shall include, without limitation: the pro rata reduction of the number of shares of Common Stock to be sold by Parent and the Stockholder Entities to be included in the Drag Transaction if required by the Drag-Along Purchaser; the price per share; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information reasonably requested by the Drag-Along Purchaser covering matters regarding the Stockholder Entities’ ownership of shares of Common Stock; and the provision of requisite indemnification; provided that any indemnification provided by the Stockholder Entities shall be a several and not joint obligation and pro rata in proportion with the number of shares of Common Stock to be sold; provided, further, that no Stockholder Entity shall be required to indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received by such Stockholder Entity in such Proposed Sale; and provided, further, that if (A) Parent owns, directly or indirectly, 35% or more of the voting equity of such Drag-Along Purchaser (or otherwise directly or indirectly controls such Drag-Along Purchaser), (B) any Person, directly or indirectly, owns 35% or more of the voting equity of both Parent and such Drag-Along Purchaser (or otherwise directly or indirectly controls both Parent and such Drag-Along Purchaser) or (C) the Drag-Along Purchaser is a Person that owns, directly or indirectly, 35% or more of the voting equity of Parent (or otherwise directly or indirectly controls Parent), then a Stockholder Entity may deliver a notice of disagreement (“Notice of Disagreement”) to Parent with respect to the price per share of Common Stock subject to the Proposed Sale, which Notice of Disagreement shall set forth the Stockholder Entity’s determination of the price per share of Common Stock subject to the Proposed Sale. If Stockholder and Parent fail to reach agreement as to such price per share, Stockholder may require the Board of Directors of the Parent (the “Board”)_to retain an independent valuation, from a nationally recognized appraiser, to determine the fair market value (and the Parent will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Stockholder Entity, as applicable, will bear the cost of such appraisal). Such nationally recognized appraiser shall act as an expert and not as arbitrator and its determination of such price per share of Common Stock subject to the Proposed Sale shall (absent a manifest error) be final and binding on Parent and the Stockholder Entity.

(c) Your pro rata share of any amount to be paid pursuant to Paragraph 3 or 7(b) shall be based upon the number of shares of Common Stock intended to be transferred by the Stockholder Entities plus the number of shares of Common Stock you would have the right to acquire under any unexercised portion of the Option which is then vested or would become vested as a result of the Proposed Sale or Drag Transaction, assuming that you receive a payment in respect of such Option.

(d) Notwithstanding anything to the contrary in the foregoing, if the consideration payable to Stockholder Entities for shares of Common Stock is securities and the acquisition of such securities by a Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

8. The obligations of Parent hereunder shall extend only to you, the Stockholder Entities, and your transferees (“Permitted Transferees”) who (a) are party to the Stockholder Agreement and (b) have acquired Common Stock pursuant to a Transfer referenced in clause (iii) or (iv) of the definition of a Permitted Transfer set forth in the Stockholder Agreement, and none of the Stockholder Entities’ successors or assigns, with the exception of any Permitted Transferee and only with respect to the Common Stock acquired by such Permitted Transferee pursuant to a Permitted Transfer, shall have any rights pursuant hereto.

9. This Agreement shall terminate and be of no further force and effect on the occurrence of the earlier of the consummation of a Qualified Public Offering and a Change in Control.

10. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to Parent, at the following address:

Texas Energy Future Holdings Limited Partnership

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive Bode

Telecopy: (817) 871-4000

with a copy to:

the Company

Energy Future Holdings Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

Telecopy: (214) 812-6004

If to you, to you at the address set forth on the signature page hereto;

If to your Stockholder’s Estate or Stockholder’s Trust, to the address provided to the Company by such entity in writing.

11. The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association’s Commercial Arbitration Rules (and not the Employment Arbitration Rules), by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator; provided that if a Stockholder Entity substantially prevails on any of his or its substantive legal claims, Parent shall reimburse all legal fees and arbitration fees incurred by such Stockholder Entity to arbitrate the dispute. Each party hereto hereby irrevocably waives any right that it may have had to bring an action in any court, domestic or foreign, or before any similar domestic or foreign authority with respect to this Agreement.

12. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

13. This Agreement may be amended by Parent at any time upon notice to the Stockholder Entity thereof; provided that any amendment that disadvantages the Stockholder Entity shall not be effective unless and until the Stockholder Entity has consented thereto in writing and (ii) that disadvantages the Stockholder Entity in more than a de minimis way but less than a material way shall require the consent of the Stockholder Entity holding a majority of the equity interests held by the Stockholder Entity.

[Signatures on following pages]

If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	TEXAS ENERGY FUTURE CAPITAL HOLDINGS LLC,
its general partner

By:	/s/ Michael MacDougall
Name:
Title:

Accepted and agreed as of the date first written above.

/s/ Thomas Baker
Thomas Baker

Address:

[Signature page to Sale Participation Agreement]

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